Exhibit 10.1
DEL TACO RESTAURANTS, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Agreement”) is entered into effective as of the ___ day of _____, 202___ (the “Grant Date”), between Del Taco Restaurants, Inc., a Delaware corporation (the “Company”), and __________________ (the “Employee”). All capitalized terms used, but not defined, in this Agreement shall have the meaning given such terms in the Del Taco Restaurants, Inc. 2015 Omnibus Incentive Plan, as amended (the “Plan”).

RECITALS

WHEREAS, the Plan authorizes the grant of certain equity-based awards, including, but not limited to, awards of performance-based restricted stock units, to eligible participants, including employees of the Company; and

WHEREAS, the Company has determined to grant to the Employee an award of performance-based restricted stock units, subject to the vesting, forfeiture and transfer restrictions set out in this Agreement.

NOW, THEREFORE, in consideration of the terms and conditions set forth herein, the Company and the Employee hereby agree as follows:

ARTICLE 1
AWARD, VESTING AND SETTLEMENT

Section 1.1 Award of PSUs. Effective as of the Grant Date, the Company hereby grants to the Employee an award (the “Award”) of ___________________________ (_______________) performance-based restricted stock units (the “PSUs”), upon the terms and subject to the conditions set forth in this Agreement and in the Plan. Each PSU represents the right to receive one Share, or cash or other property in lieu of one Share, subject to the terms and conditions set forth herein.

Section 1.2 Vesting of PSUs.

(a) Subject to the terms and conditions of this Agreement, including the clawback provision in Section 2.3 below, the Earned PSUs (as defined below), if any, shall vest, and the restrictions with respect to the PSUs shall lapse, on the dates and in the amounts set forth in this Agreement if the Employee remains continuously employed by the Company or a Subsidiary (or any other employment, consulting, advisory or service relationship or arrangement with the Company or any Subsidiary) until the Settlement Date (as defined below) or, if earlier, the date of the consummation of a Change in Control (as defined below).

(b) The number of PSUs that shall become earned (“Earned PSUs”), following the end of the Performance Period, shall be determined (i) with respect to fifty percent (50%) of the PSUs, if the Company achieves its Adjusted EBITDA target for the Performance Period (the “EBITDA Performance Goal”) and (ii) with respect to the remaining fifty percent (50%) of the PSUs, if the Company achieves its System-Wide Sales target for the Performance Period (the “SWS Performance Goal” and together with the EBITDA Performance Goal, the “Performance Goals”). Each of the Performance Goals and the applicable Performance Period is set forth on Exhibit A to this Agreement. If the Company does not achieve a Performance Goal, none of the corresponding PSUs shall be earned. Any PSUs that are not earned as of the last day of the Performance Period, shall be immediately and irrevocably forfeited and cancelled as of the last day of the Performance Period. For the avoidance of doubt and subject to Section 1.2(e) below, there will be no PSU vesting for (x) Adjusted EBITDA achievement less than the EBITDA Performance Goal and (y) System-Wide Sales achievement less than the SWS Performance Goal, and, in each case, no linear interpolation.

(c) “Adjusted EBITDA” means net income/loss prior to interest expense, income taxes, and depreciation and amortization, as adjusted by the Committee in its sole discretion for certain extraordinary or non-recurring items or events, including, but not limited to, stock-based compensation expense; (gain) loss on disposal of assets and adjustments to assets held for sale, net; impairment of goodwill; impairment of trademarks; impairment of long-lived assets; restaurant closure charges, net; amortization of favorable and unfavorable lease assets and liabilities, net; pre-opening costs; sublease income for closed restaurants; executive transition costs; and other income; as these expenses are not considered an indicator of ongoing company performance. The calculation of Adjusted EBITDA shall be made by the Committee following the end of the Performance Period.

(d) “System-Wide Sales” means the Company’s system-wide sales, as determined by the Committee consistent with established Company practices for computing such sales amount.

(e) Notwithstanding the foregoing, in the event a Change in Control is consummated during the Performance Period, then the PSUs will be earned as of the occurrence of such Change in Control based on the Company’s achievement of each of the Performance Goals for the period beginning on the first day of the Performance Period and ending on the date as of which the Company has most-recently completed financial results prior to the consummation of the Change in Control (the “CIC Performance Period”), with each Performance Goal and the number of PSUs eligible to be earned prorated based on the number of calendar days during CIC Performance Period. Any PSUs that are earned in connection with a Change in Control under this Section 1.2(e) shall vest immediately as of the consummation of such Change in Control. Any PSUs that are not earned in connection with a Change in Control based on the Company’s Adjusted EBITDA or System-Wide Sales performance, shall be immediately forfeited and cancelled as of the consummation of such Change in Control.

(f) The Committee shall have the authority to make any determinations regarding questions arising from the application of the provisions of this Section 1.2, which determination shall be final, conclusive and binding on the Employee and the Company.

Section 1.3 Settlement of PSUs.

(a) No Shares, or cash or other property in lieu of Shares, shall be issued to the Employee (or the Employee’s beneficiary or, if none, the Employee’s estate in the event of the Employee’s death) prior to the date on which the applicable PSUs vest, in accordance with the terms and conditions set forth in this Agreement.

(b) Except as otherwise provided in this Section 1.3, the Company shall promptly following the end of the Performance Period or the CIC Performance Period, as applicable, but no later than the 15th day of the third month following the end of the Company’s taxable year that includes the last day of the Performance Period or the CIC Performance Period, as applicable, with respect to PSUs that are earned pursuant to Section 1.2 hereof, subject to any applicable withholding taxes, cause the Shares underlying the Employee’s vested PSUs to be delivered to the Employee (or the Employee’s beneficiary or, if none, the Employee’s estate in the event of the Employee’s death) in a manner the Committee deems appropriate, including by a certificate or electronically transfer to the Employee by book-entry (the date of such delivery, the “Settlement Date”). The Committee may, in its sole discretion, elect to deliver to the Employee cash or other property in lieu of the Shares underlying the Employee’s vested PSUs provided such cash or other property is in an amount equal to the Fair Market Value of such Shares on the Settlement Date.

Section 1.4 Rights with Respect to the PSUs. The PSUs granted hereunder do not and shall not give the Employee any of the rights and privileges of a shareholder of the Company. The Employee’s rights with respect to the PSUs shall remain forfeitable at all times prior to the date or dates on which such rights become vested, and the restrictions with respect to the PSUs lapse, in accordance with Sections 1 and 2 hereof.

Section 1.5 Subject to Plan. This Agreement is subject to all of the terms and conditions of the Plan, as the same may be further amended from time to time. A copy of the Plan has been made available to the Employee.

ARTICLE 2
RESTRICTIONS

Section 2.1 Restrictions. In addition to the terms and conditions of Section 1 above, the PSUs are subject to the following transfer and forfeiture restrictions.

(a) Transfer. None of the PSUs may be sold, assigned, transferred, pledged, attached or otherwise encumbered, and no attempt to transfer the PSUs, whether voluntary or involuntary, by operation of law or otherwise, shall vest the transferee with any interest or right in or with respect to the PSUs. Any purported transfer in violation of this Section 2.1(a) shall be null and void and of no effect.

(b) Termination of Employment and Forfeiture. Subject to Section 2.1(c) below, upon termination of Employee’s employment with the Company or any Subsidiary prior to the Settlement Date (or, if earlier, the date of the consummation of a Change in Control), all PSUs held by Employee at the effective time of such termination of employment shall be immediately and irrevocably forfeited and cancelled of the date of such termination of employment by the Company. Upon any forfeiture of the PSUs under this Section 2.1(b), the Company will not be obligated to pay Employee any consideration whatsoever for the forfeited PSUs.

(c) Death or Disability. Notwithstanding Section 2.1(b) above, if the Employee’s employment with the Company or any Subsidiary terminates prior to the Settlement Date because of death or Disability, the Committee may determine, in its sole discretion, that the PSUs remain outstanding following such termination of employment and are eligible to become Earned PSUs at the end of the Performance Period in accordance with Section 1.2 hereof notwithstanding such termination of employment because of death or Disability.

Section 2.2 Withholding Taxes.

(a) The award of the PSUs to the Employee, and the delivery of Shares, cash or other property in respect of the PSUs, shall be conditioned on any applicable federal, state or local withholding taxes having been paid by Employee at the appropriate time pursuant to a direct payment of cash or other readily available funds to the Company. In order to comply with all applicable federal, state, local or foreign income tax laws or regulations, the Company may take such action as it deems appropriate to ensure that all applicable federal, state, local or foreign payroll, withholding, income or other taxes, which are the Employee’s sole and absolute responsibility, are withheld or collected from the Employee, including through withholding a portion of the Shares or cash or other property otherwise to be delivered or paid in respect of the PSUs.

(b) The Committee may, in its sole discretion, permit the Employee to make an election to satisfy any applicable tax withholding obligations arising from the vesting of the PSUs and the corresponding receipt of Shares and cash or other payments by having the Company withhold a portion of the Shares or cash otherwise to be delivered or paid having a Fair Market Value equal to the minimum statutory withholding amount or such greater amount as may be permitted under applicable accounting standards and the terms of the Plan. If permitted by the Committee, any such Employee election must be made on or before the date that the amount of tax to be withheld is determined. If the Employee does not make a tax withholding election under this Section 2.2(b), the Company shall withhold Shares, cash or other property as provided in Section 2.2(a) above. The Committee may prescribe or adopt rules in connection with any election under this Section 2.2(b).

(c) Notwithstanding any other provision in this Agreement to the contrary, any payment or benefit received or to be received by the Employee in connection with a Change in Control or the termination of employment (whether payable under the terms of this Agreement or any other plan, arrangement or agreement with the Company or one of its Subsidiaries (collectively, the “Payments”) that would constitute a “parachute payment” within the meaning of Section 280G of the Code, shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), but only if, by reason of such reduction, the net after-tax benefit received by the Employee shall exceed the net after-tax benefit that would be received by the Employee if no such reduction was made. Whether and how the limitation under this Section 2.2(c) is applicable shall be determined under rules that may be established by the Committee from time to time.

Section 2.3 Clawback Provision. Anything in this Award Agreement to the contrary notwithstanding, the Employee hereby acknowledges and agrees that any compensation payable under this Agreement is subject to the Company’s rights and remedies under any Company clawback or recoupment policy, as may be in place from time to time, including the Del Taco Restaurants, Inc. Incentive Compensation Recoupment Policy.

Section 2.4 Section 409A. This Agreement shall be interpreted and administered in accordance with the intent that the Employee not be subject to tax under Section 409A of the Code. Neither the Company nor any of its Subsidiaries or affiliates, shall be liable to any Employee (or any other individual claiming a benefit through the Employee) for any tax, interest or penalties the Employee might owe as a result of participation in the Plan, and the Company and its Subsidiaries or affiliates shall have no obligation to indemnify or otherwise protect the Employee from the obligation to pay any taxes pursuant to Section 409A of the Code. Anything in this Agreement to the contrary notwithstanding, (i) references to termination of employment the Company and/or its Subsidiaries shall mean a “separation from service” within the meaning of Section 409A of the Code and (ii) if at the time of the Employee’s separation from service the Company determines that the Employee is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Employee becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six (6) months and one day after the Employee’s separation from service, or (B) the Employee’s death.

ARTICLE 3
ADJUSTMENTS

Section 3.1 Binding Nature of Adjustments. Adjustments under Section 2.3 of the Plan may be made by the Committee, whose determination as to what adjustments, if any, will be made, will be final, binding and conclusive. No fractional shares will be issued pursuant to the Award on account of any such adjustments. The terms “PSUs” and “Earned PSUs” shall include any shares, securities, or other property that Employee receives or becomes entitled to receive as a result of Employee’s ownership of the original PSUs, and any such shares, securities or other property shall be subject to the same restrictions and other terms and conditions that apply with respect to, and shall vest or be forfeited at the same time as, the PSUs with respect to which such shares, securities or other property are issued.

ARTICLE 4
DEFINITIONS

Section 4.1 Definitions. For purposes of this Award, the following terms shall have the following meanings:

“Change in Control” shall mean the consummation or effectiveness of any of the following events:

(i) individuals who, as of the date of this Agreement, were members of the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose appointment or election, or nomination for election, by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered as though such individual were an Incumbent Director, but excluding, for purposes of this proviso, any such individual whose assumption of office after the date of this Agreement occurs as a result of an actual or threatened proxy contest with respect to election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of any “person” (as such term is used in Section 13(d) of the Exchange Act) (each, a “Person”) other than the Board;

(ii) the consummation of (A) a merger, consolidation, statutory share exchange or similar form of corporate transaction involving (x) the Company or (y) any of its Subsidiaries, but in the case of this clause (y) only if Company Voting Securities (as defined below) are issued or issuable in connection with such transaction (each of the transactions referred to in this clause (A) being hereinafter referred to as a “Reorganization”) or (B) a sale or other disposition of all or substantially all the assets of the Company equal to or greater than 50% of the total gross fair market value of the assets of the Company (a “Sale”), unless, immediately following such Reorganization or Sale, all or substantially all the individuals and entities who were the “beneficial owners” (as such term is defined in Rule 13d-3 under the Exchange Act (or a successor rule thereto)) of shares of the Company’s common stock or other securities eligible to vote for the election of the Board outstanding immediately prior to the consummation of such Reorganization or Sale (such securities, the “Company Voting Securities”) beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding voting securities of the corporation or other entity resulting from such Reorganization or Sale (including a corporation or other entity that, as a result of such transaction, owns the Company or all or substantially all the Company’s assets either directly or through one or more subsidiaries) (the “Continuing Entity”) in substantially the same proportions as their ownership, immediately prior to the consummation of such Reorganization or Sale, of the outstanding Company Voting Securities (excluding any outstanding voting securities of the Continuing Entity that such beneficial owners hold immediately following the consummation of such Reorganization or Sale as a result of their ownership prior to such consummation of voting securities of any corporation or other entity involved in or forming part of such Reorganization or Sale other than the Company or a Subsidiary;

(iii) the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company, unless such liquidation or dissolution is part of a transaction or series of transactions described in clause (ii), above, that does not otherwise constitute a Change in Control; or

(iv) any Person, corporation or other entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of securities of the Company representing a percentage of the combined voting power of the Company Voting Securities that is equal to or greater than 50%; provided, however, that for purposes of this clause (iv) only (and not for purposes of clauses (i) through (iii), above), the following acquisitions shall not constitute a Change in Control: (A) any acquisition by the Company or any Subsidiary, (B) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) any acquisition by an underwriter temporarily holding such Company Voting Securities pursuant to an offering of such securities, above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor statute thereto.

“Subsidiary” or “Subsidiaries” shall mean any corporation or other entity of which outstanding shares or ownership interests representing 50% or more of the combined voting power of such corporation or other entity entitled to elect the management thereof, or such lesser percentages may be approved by the Committee, are owned, directly or indirectly, by the Company.

ARTICLE 5
MISCELLANEOUS

Section 5.1 Administration. This Award shall be administered by the Committee or its delegate as provided in Section 3 of the Plan.

Section 5.2 No Guarantee of Employment or Service; Compensation. Nothing in this Agreement shall be construed as an employment, consulting or similar contract for services between the Company or any Subsidiary and the Employee. Any benefit derived under this Agreement shall not be considered compensation for purposes of calculating any severance, resignation, bonus, pension, retirement or similar payments or benefits.

Section 5.3 The Company’s Rights. The existence of the Award shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other securities with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other act or proceeding, whether of a similar character or otherwise.

Section 5.4 Nontransferability of Award. This Award is not transferable by the Employee.

Section 5.5 Entire Agreement; Modification. This Agreement contains the entire agreement between the parties with respect to the subject matter contained herein, and may not be modified, except as provided in a written document signed by each of the parties hereto. Any oral or written agreements, representations, warranties, written inducements, or other communications made prior to the execution of this Agreement shall be void and ineffective for all purposes.

Section 5.6 Severability. In the event that any term or provision of this Agreement shall be finally determined to be superseded, invalid, illegal or otherwise unenforceable pursuant to applicable law by a governmental authority having jurisdiction and venue, that determination shall not impair or otherwise affect the validity, legality or enforceability, to the maximum extent permissible by law, (a) by or before that authority of the remaining terms and provisions of this Agreement, which shall be enforced as if the unenforceable term or provision were deleted, or (b) by or before any other authority of any of the terms and provisions of this Agreement.

Section 5.7 Governing Law. All matters arising under this Agreement, including matters of validity, construction and interpretation, shall be governed by the laws of the State of Delaware, without regard to any state’s conflict of law principles. Employee and the Company agree that all claims in respect of any action or proceeding arising out of or relating to this Agreement shall be heard or determined in any state or federal court sitting in California, and Employee agrees to submit to the jurisdiction of such courts, to bring all such actions or proceedings in such courts and to waive any defense of inconvenient forum to such actions or proceedings. A final judgment in any action or proceeding so brought shall be conclusive and may be enforced in any manner provided by law.

Section 5.8 Electronic Delivery. In lieu of receiving documents in paper format, the Employee agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that the Company may be required to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other agreements, forms and communications) in connection with this and any other prior or future incentive award or program made or offered by the Company or its predecessors or successors. Electronic delivery of a document to the Employee may be via a Company e-mail system or by reference to a location on a Company intranet site to which the Employee has access.

[Signature Page Follows]

YOU MUST REVIEW AND ACKNOWLEDGE ACCEPTANCE OF THE TERMS OF THIS AGREEMENT, INCLUDING SPECIFICALLY THE COMPANY’S OFFSET PROVISIONS, BY EXECUTING THIS AGREEMENT ELECTRONICALLY WITHIN 60 DAYS OF THE DATE OF GRANT; PROVIDED, HOWEVER, THAT THE COMMITTEE MAY, AT ITS DISCRETION, EXTEND THIS DATE. FAILURE TO ACCEPT THE REFERENCED TERMS AND TO EXECUTE THIS AGREEMENT ELECTRONICALLY WILL PRECLUDE YOU FROM RECEIVING YOUR PSU GRANT.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the Grant Date specified above.

Del Taco Restaurants, Inc.	Employee

By:

Its:

Exhibit A